Exhibit 10.31

Green Plains Inc.
1811 Aksarben Drive
Omaha, NE 68106
Phone: 402.884.8700
Fax: 402.884.8776
gpreinc.com

DIRECTOR COMPENSATION PROGRAM
Approved June 1, 2009; Effective January 1, 2009; March 1, 2011, Effective January 1, 2011; Feb 5, 2014; Effective April 1, 2014 (for amounts payable on or after date); May 11, 2016, for amounts payable on or after such date; for director ownership guidelines November 14, 2017; updated February 2022 for tax withholding; updated March 2022 for Committee retainers; updated August 2022 for Annual Cash Retainer and Share Awards.

ANNUAL CASH RETAINER:     $90,000
Director may elect to take all or part of the retainer in shares of Company Stock. Directors will be responsible for taxes on all such amounts. If shares are elected for the cash portion of the retainer, they will be fully vested upon issuance.

SHARE AWARDS:
•Annual grant of $135,000 of restricted stock (RSAs) under 2009 Equity Incentive Plan, effective 2023 grant
•RSA will vest one year from grant
•Awards will be made on the later of two business days following the annual meeting or the first quarter earnings release

ADDITIONAL RETAINERS:
•Board Chair $20,000
•Audit Committee Chair    $20,000
•Compensation Committee Chair $10,000
•Nominating Committee Chair $15,000

ELIMINATING:
•Per diems
•Committee secretary retainers
•All other retainers

OUT OF POCKET EXPENSES: Reimbursement of actual expenses for meetings and attendance at other board service events
WITHHOLDING: Nebraska tax withholding is required on all amounts (both retainer and stock) effective January 1, 2022 for all directors who are not Nebraska residents.
EXECUTIVES: serving as directors will receive no director compensation or awards
STOCK OWNERSHIP GUIDELINES: Five times the annual cash retainer ($375,000), with a reasonable transition period permitted for new directors.